Exhibit 99.1

Citizens Community Bancorp, Inc. Announces the Completion of its Merger with Wells Financial Corp.

Eau Claire, WI and Wells, MN -- August 18, 2017 – Citizens Community Bancorp, Inc. (NASDAQ: CZWI) (“Citizens”), the parent company of Citizens Community Federal, N.A. (“CCFBank”), and Wells Financial Corp. (OTCQB: WEFP) (“Wells”), the parent company of Wells Federal Bank, today jointly announced that they have completed the previously announced merger. The merger, which was initially announced on March 17, 2017, was concluded following receipt of approval from Wells shareholders and all required regulatory approvals. Wells will merge into Citizens in a transaction valued at approximately $39.8 million. As of June 30, 2017, Wells had $266.9 million in assets, $232.4 in deposits and $197.2 million in gross loans. The expected combined company will have in excess of $934 million in total assets.
“After receiving overwhelming support from the shareholders of Wells, we are pleased to announce the completion of our merger with Wells Federal Bank. We look forward to welcoming Wells customers, employees and shareholders to the Citizens family, and expect a smooth integration of our banks,” said Stephen Bianchi, President and Chief Executive Officer. “We are excited about the increased capacity and market exposure created from this business combination and look forward to taking advantage of resulting opportunities throughout Mankato and southern Minnesota.”
“The Wells and Citizens combination presents an exciting strategic opportunity for our shareholders,” said James D. Moll, Wells President and Chief Executive Officer. “Our teams are working well together to provide a smooth transition.”
Shareholders of Wells will receive total consideration of (i) $41.31 in cash and (ii) 0.7598982 shares of Citizens common stock for each share of Wells common stock and (iii) cash in lieu of fractional shares.

The shares of Citizens common stock to be issued to Wells shareholders have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

FIG Partners acted as financial advisor to Citizens in the transaction and delivered a fairness opinion to the Board of Directors of Citizens and Briggs & Morgan served as outside legal counsel to Citizens. McAuliffe Financial, LLC, acted as financial advisor and delivered a fairness opinion to the Board of Wells, and Jones Walker LLP, Washington, D.C., served as legal counsel to Wells.

About the Company

Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of Citizens Community Federal N.A., a national bank based in Altoona, Wisconsin, serving more than 14,000 customers in Wisconsin, Minnesota and Michigan through 14 branch locations. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato, MN, and various rural communities around these areas. The company offers traditional community banking services to businesses, agricultural operators and consumers, including one-to-four family mortgages. The company’s merger with the $267 million Wells Federal Bank of Wells, MN expands its market share in Mankato and southern Minnesota, and adds nine branch locations (seven branch locations 95 days after closing) along with expanded services through Wells Insurance Agency, Investment Advisory Services and Mortgage Loan Servicing.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of Citizens Community Federal N.A. (“CCFBank”). These uncertainties include the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the combined company’s ability to achieve the synergies and value creation contemplated by the proposed transaction; management’s ability to promptly and effectively integrate the businesses of the two companies; the diversion of management time on transaction-related issues; the effects of governmental regulation of the financial services industry; industry consolidation; technological developments and major world news events; general economic conditions, in particular, relating to consumer demand for CCFBank’s products and services; CCFBank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; CCFBank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit CCFBank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing CCFBank; CCFBank’s ability to implement its cost-savings and revenue enhancement initiatives, including costs associated with its branch consolidation and new market branch growth initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting CCFBank; fluctuation of the

Company’s stock price; CCFBank's ability to attract and retain key personnel; CCFBank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2016 filed with the Securities and Exchange Commission on December 29, 2016. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Contact: Steve Bianchi, CEO
(715)-836-9994